Exhibit 23.2 Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2019 Omnibus Incentive Plan of Pinterest, Inc. of our reports dated February 4, 2021, with respect to the consolidated financial statements of Pinterest, Inc., and the effectiveness of internal control over financial reporting of Pinterest, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission. /s/ Ernst & Young LLP San Francisco, California February 4, 2021